Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Experts,” “Summary Consolidated Financial Data,” and “Selected Consolidated Financial Data” and to the use of our report dated February 18, 2005, with respect to the 2004 and 2003 consolidated financial statements and schedule of Private Business, Inc. in the Registration Statement (Form S-1) and related Prospectus of Private Business, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Nashville, Tennessee
April 25, 2006